As filed with the Securities and Exchange Commission on December 31, 2012	Registration No. 333-136192

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HELIX BIOMEDIX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-2099117 (I.R.S. Employer Identification No.)

22121 17th Avenue SE, Suite 112, Bothell, Washington	98021
(Address of Principal Executive Offices)	(Zip Code)

Helix BioMedix, Inc. 2000 Stock Option Plan, as amended
(Full title of the plan)

R. Stephen Beatty
22121 17th Avenue SE, Suite 112
Bothell, Washington 98021
 (Name and address of agent for service)

(425) 402-8400
 (Telephone number, including area code, of agent for service)

Copies to:

Mark F. Worthington, Esq.
Summit Law Group, PLLC
315 Fifth Avenue South, Suite 1000
Seattle, Washington  98104

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

REMOVAL FROM REGISTRATION

This Post-Effective Amendment No. 1 deregisters all securities registered for issuance and unsold under the Registration Statement on Form S-8, File No. 333-136192, filed by Helix BioMedix, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on July 31, 2006 (the “Registration Statement”).

On or around January 1, 2013, the Company intends to file a Form 15 with the SEC in order to suspend the Company’s periodic reporting obligations under the Securities Exchange Act of 1934, as amended. In connection therewith, all offerings of the Company’s securities pursuant to registration statements under the Securities Act of 1933, as amended, have terminated. In accordance with an undertaking made in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and in accordance with Rule 478(a)(4) under the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on December 31, 2012.

HELIX BIOMEDIX, INC.
(Registrant)

By: /s/ R. STEPHEN BEATTY
R. Stephen Beatty
President, Chief Executive Officer